U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 14, 2018

STAR ALLIANCE INTERNATIONAL CORP.
(Exact Name of Company as Specified in its Charter)

Nevada	333-5197692	37-1757067
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Penthouse 1-21-1, Suntech Penang Cybercity,

Lintang Mayang Pasir 3, Bayan Baru, 11950 Penang, Malaysia

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: 60 4 192 788

 _________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01 – CHANGE IN CONTROL OF REGISTRANT.

On May 14, 2018, pursuant to an agreement by and between Richard Carey, the Company's new President and Chairman of the Board and Kido Inter Co. Limited, Mr. Carey acquired 22,000,000 shares of common stock. Mr. Carey’s total share ownership is equivalent to 62.15% ownership of the Company, constituting control.

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS;

On April 30, 2018, Ms. Sreyneang announced her resignation as Chief Executive Officer and as a member of the Board of Directors (“Board”) of Star Alliance International Corp. (the “Company”), effective immediately. On the same day, the Board appointed Mr. Richard Carey as the new Chief Executive Officer and as Chairman of the Board of Directors. Mr. Carey accepted the positions of Chief Executive Officer and Chairman of the Board of the Company on May 14, 2018.

On May 16, 2018, Mr. Eng Wah Kang announced his resignation as Chief Financial Officer and as a member of the Board, effective immediately.

On May 16, 2018, Mr. David Price announced his resignation as Secretary, effective immediately.

On May 17, 2018, the Company’s sole Director, Mr. Richard Carey took the position of President, and appointed Alexei Tchernov as Chief Executive Officer and a director, Franz Allmayer as Vice President and a director, John C. Baird as Chief Financial Officer and a director, and Themis Glatman as Secretary and a Director.

Mr. Carey began his career in 1958 when he received a congressional appointment to the US Naval Academy as the son of Congressional Medal of Honor recipient Charles Francis Carey Jr. Upon honorable discharge from the US Navy in 1964, Mr. Carey began a career in finance as a New York Life Insurance Company underwriter. From 1967 to 1973, Mr. Carey worked as a stockbroker and principal of a brokerage firm. In 1973 he began structuring oil and gas limited partnerships for developmental drilling programs. These programs included hundreds of successful oil and gas wells, and a geo-thermal project in Colorado as a general partner with AMEX (an American Stock Exchange listed company).

In the subsequent 40 years, Mr. Carey has founded and co-founded multiple companies in a wide range of industries including diamond and gold mining operations, oil and gas exploration, energy resellers, entertainment, specialty finance and tax offset programs.

Mr. Tchernov has twenty-five years of financial, investment, and significant polymetallic development project experience domestically and internationally. Mr. Tchernov spent fourteen years with the IFC Metropol group of companies as Acting Head of Corporate Finance and Head of Investment Projects. Previously he served as Financial Director of Neptune Pacific. He began his career as an associate with The Boston Consulting Group and later as a financial analyst with the United Financial Group division of Deutsche Bank. Mr. Tchernov received his Ph.D. in computational mathematics and cybernetics, his M.S. in applied mathematics, a law degree from Moscow State University, and his MBA from Southern Methodist University.

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Mr. Allmayer has held the position of Business Developer and Global Advisor for SIMGO Mobile, consultant to the Clinton Health Initiative, Strategic Research & Development Innovation Scout for LMM General Trading, and Project Engineer at Vamed Engineering GmbH. Mr. Allmayer holds a Bachelor of Science degree in Biomedical Engineering with distinction from the University of Applied Sciences Techniku, Vienna, and a Master of Science degree in Health Policy, Planning and Financing with merit from the London School of Economics and Political Science.

Mr. Baird is a co-founder of an internet-based medical informatics company. More recently he cofounded a medical diagnostics company with leading physicians and scientists. Previously he worked in the investment banking division of Credit Suisse where he managed private equity. Mr. Baird was the president of First Shanghai Corporation, a merchant bank in the People’s Republic of China. Earlier in his career he was a Regional Manager and Director, Market Development Division, at the American Stock Exchange, and an Associate with Morgan Stanley as well as two other Wall St. firms.

Mr. Baird has experience as an entrepreneur and has headed several firms in the high-tech arena. He was educated in Canada (Economics and Commerce) and his education in the United States includes a mid-career management course at Harvard and MIT and graduation from the New York Institute of Finance. Mr. Baird is published, has several patents, and served as a pilot with the Royal Canadian Air Force. Until recently he served as Chairman of a 501(c)(3) non-profit organization.

Mrs. Glatman was born in Brazil where she achieved an athletic scholarship that allowed her to come to the United States where she attended Brigham Young University in Utah, studying Chemical Engineering. She is fluent in English, Spanish, and Portuguese. Having moved to Los Angeles, CA in 1981, she pursued a seventeen year career in construction, including commercial, residential, multi-family as well as smaller remodeling projects. She is well versed in reading blueprints and understands architectural and engineering requirements of projects from excavation, grading to paving, and concrete work.

ITEM 8.01. OTHER EVENTS.

The Company intends to bring all of its filings with the Securities and Exchange Commission current within approximately 90 days from the date of this Form 8-K. The Company also is in the process of negotiating an acquisition by the Company of all of the common stock of Troy Mining International, Inc., whereby it would become a wholly owned subsidiary of the Company.

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SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Star Alliance International Corp.

Dated: May 18, 2018	By:	/s/ Richard Carey
Richard Carey, Chief Executive Officer

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EX-10.1	RESIGNATION OF SREYNEANG JIN

EX-10.2	RESIGNATION OF ENG WAH KUNG

EX-10.3	RESIGNATION OF DAVID PRICE

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